Exhibit 12

The Atlantic Building
950 F Street, NW
Washington, DC 20004-1404

202-239-3300 | Fax: 202-239-3333

December [●], 2025

Northern Lights Fund Trust II

Northern Lights Fund Trust

c/o Ultimus Fund Solutions, LLC

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Ladies and Gentlemen:

We have acted as counsel in connection with the Agreement and Plan of Reorganization (the “Agreement”) dated [●], among Northern Lights Fund Trust II, a Delaware statutory trust (“Acquiring Trust”), on behalf of each segregated portfolio of assets listed under the heading “Acquiring Funds” on Schedule A attached hereto (“Schedule A”), and Northern Lights Fund Trust, a Delaware statutory trust (“Target Trust”), on behalf of each series thereof listed under the heading “Target Funds” on Schedule A (each, a “Target Fund”), and Beacon Capital Management, Inc., an adviser to the Target Funds and Acquiring Funds (“Adviser”), solely with respect to Sections 9.1 and 11.2 of the Agreement. The Agreement describes a proposed transaction (the “Reorganization”), to occur as of the date of this letter (the “Closing Date”), pursuant to which each of the Target Funds will transfer all of its assets to the Acquiring Funds listed in Schedule A opposite its name in exchange solely for voting shares of beneficial interest (“shares”) in the Acquiring Funds and the assumption by the Acquiring Funds of the Target Funds’ liabilities, followed by the distribution of the Acquiring Fund Shares pro rata to each of the Target Funds’ shareholders in exchange for their shares therein and in complete liquidation of the Target Funds, all on the terms and conditions set forth in the Agreement. This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to Section 8.6 of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

For purposes of this opinion, we have considered the Agreement, the Combined Prospectus/Proxy Statement on Form N-14 dated [●], 2025, and such other items as we have deemed necessary to render this opinion. In addition, each of the Target Funds and the Acquiring Funds has provided us with a letter dated as of the date hereof (collectively, the “Representation Letters”) representing as to certain facts, occurrences and information upon which each of the Target Fund and each of the Acquiring Funds has indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

Alston & Bird LLP	www.alston.com
Atlanta | Beijing | Brussels | Charlotte | Dallas | Fort Worth | London | Los Angeles | New York | Raleigh | San Francisco | Silicon Valley | Washington, D.C.

Northern Lights Fund Trust II
Northern Lights Fund Trust
December [●], 2025

In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed that (i) all parties to the Agreement and any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; and (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are true and complete.

Based on and subject to the foregoing and subject to the final paragraph hereof, we are of the opinion that, for U.S. federal income tax purposes:

(i)	The acquisition by the Acquiring Fund of substantially all of the assets of the Target Fund, as provided for in the Agreement, in exchange for Acquiring Fund shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, followed by the distribution by the Target Fund to its shareholders of the Acquiring Fund shares in complete liquidation of the Target Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code,[1] and the Target Fund and the Acquiring Fund each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

(ii)	No gain or loss will be recognized by the Target Fund upon the transfer of substantially all of its assets to, and assumption of its liabilities by, the Acquiring Fund in exchange solely for Acquiring Fund shares pursuant to Section 361(a) and Section 357(a) of the Code;

(iii)	No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of substantially all of the assets of the Target Fund in exchange solely for the assumption of the liabilities of the Target Fund and issuance of the Acquiring Fund shares pursuant to Section 1032(a) of the Code;

(iv)	No gain or loss will be recognized by the Target Fund upon the distribution of the Acquiring Fund shares by the Target Fund to its shareholders in complete liquidation (in pursuance of the Agreement) pursuant to Section 361(c)(1) of the Code;

[1]	All references are to the Internal Revenue Code of 1986, as amended (the “Code”).

Northern Lights Fund Trust II
Northern Lights Fund Trust
December [●], 2025

(v)	The tax basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Target Fund immediately prior to the transfer pursuant to Section 362(b) of the Code;

(vi)	The holding periods of the assets of the Target Fund in the hands of the Acquiring Fund will include the periods during which such assets were held by the Target Fund pursuant to Section 1223(2) of the Code;

(vii)	No gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of all of their Target Fund shares for the Acquiring Fund shares pursuant to Section 354(a) of the Code;

(viii)	The aggregate tax basis of the Acquiring Fund shares to be received by each shareholder of the Target Fund will be the same as the aggregate tax basis of Target Fund shares exchanged therefor pursuant to Section 358(a)(1) of the Code;

(ix)	The holding period of Acquiring Fund shares received by a shareholder of the Target Fund will include the holding period of the Target Fund shares exchanged therefor, provided that the shareholder held Target Fund shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code; and

(x)	For purposes of Section 381 of the Code, the Acquiring Fund will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the income tax regulations issued by the United States Department of the Treasury (the “Income Tax Regulations”), the items of the Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Income Tax Regulations thereunder.

This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. Our opinions represent our best legal judgment as to the matters addressed herein but are not binding upon the Service or the courts, and there is no guarantee that the Service will not assert positions contrary to the ones taken in this opinion letter. We disclaim any obligation to make any continuing analysis of the facts or relevant law following the date of this opinion letter.

Northern Lights Fund Trust II
Northern Lights Fund Trust
December [●], 2025

Our opinions are provided solely to you as a legal opinion only, and not as a guaranty or warranty, and are limited to the specific transactions and matters described above. No opinion may be implied or inferred beyond what is expressly stated in this letter. We express no opinion with respect to any matter not specifically addressed by the foregoing opinions. By way of illustration, and without limitation of the foregoing, we express no opinion regarding: (i) whether either of Target Funds or Acquiring Funds qualify or will qualify as a regulated investment company; (ii) the federal income tax consequences of the payment of Reorganization expenses by Adviser, except in relation to the qualification of the Reorganization as a “reorganization” under Section 368(a) of the Code; (iii) whether any federal income tax will be imposed or required to be withheld under the Foreign Investment in Real Property Tax Act of 1980 with respect to any Shareholder that is a foreign person; (iv) the effect of the Reorganization on an Target Fund with respect to any transferred Asset as to which unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting (including under Section 1256 of the Code); (v) the effect of the Reorganization on any Shareholder that is required to recognize unrealized gains or losses for federal income tax purposes under a mark-to-market system of accounting; (vi) whether accrued market discount, if any, on any market discount bond held by an Target Fund will be required to be recognized as ordinary income under Section 1276 of the Code as a result of the Reorganization; (vii) whether any gain or loss will be required to be recognized with respect to any Asset that constitutes stock in a passive foreign investment company (within the meaning of Section 1297(a) of the Code); and (viii) any state, local or foreign tax consequences of the Reorganization.

Our opinions are being rendered to the Target Trust, on behalf of the Target Funds, and the Acquiring Trust, on behalf of the Acquiring Funds, and their respective Boards of Trustees, and may be relied upon only by Target Trust, on behalf of the Target Funds, and the Acquiring Trust, on behalf of the Acquiring Funds, and their respective Boards of Trustees and by the Shareholders, it being understood that we are not thereby establishing any attorney-client relationship with any Shareholder. Target Trust, Target Funds, Acquiring Trust, Acquiring Funds and the Shareholders are free to disclose the tax treatment or tax structure of any of the transactions described herein.

Sincerely,

Alston & Bird LLP

SCHEDULE A

Target Funds Northern Lights Fund Trust	To be Reorganized into	Acquiring Funds Northern Lights Fund Trust II
Astor Dynamic Allocation Fund	è	Beacon Dynamic Allocation Fund
Class A Shares		Class A Shares
Class C Shares		Class C Shares
Class I Shares		Class I Shares
Astor Sector Allocation Fund	è	Beacon Dynamic Allocation Fund
Class A Shares		Class A Shares
Class C Shares		Class C Shares
Class I Shares		Class I Shares

A-1